CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated October 28, 2022, relating to the financial statements and financial highlights of Barrett Opportunity Fund, Inc. for the year ended August 31, 2022 and to the references to our firm under the headings “Additional Information about the Funds”, “Other Matters”, “Experts”, “Financial Highlights”, “Exhibits” and “Exhibit Index” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin September 14, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board